Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE “ACTS”). THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE MAY NOT BE SOLD, DISTRIBUTED, OFFERED, PLEDGED, ENCUMBERED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF THE FOLLOWING: (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS COVERING THE TRANSACTION, (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (3) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.
THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.
THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED ON OR ABOUT THE DATE HEREOF BY AND BETWEEN THE HOLDER HEREOF AND BRIDGE BANK, NATIONAL ASSOCIATION.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
SENIOR SECURED CONVERTIBLE NOTE
Due: [_________], 2018

$[_________]    [________], 2013

This Senior Secured Convertible Note (the “Note”) is one of a duly authorized issue of Notes of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”), designated as the Quantum Fuel Systems Technologies Worldwide, Inc. Senior Secured Convertible Notes initially due [________], 2018 (the “Maturity Date”) in an aggregate principal amount (when taken together with the original principal amounts of all other Notes) that does not exceed $11,000,000 (collectively, the “Notes”).
FOR VALUE RECEIVED, the Company hereby promises to pay to [__________] or its registered assigns or successors-in-interest (“Holder”) the principal sum of [_____________] United States Dollars ($[_________]), together with all accrued but unpaid interest thereon, if any, on the Maturity Date, to the extent such principal amount and interest has not been repaid or converted into the Company’s Common Stock, $0.02 par value per share (the “Common Stock”), in accordance with the terms hereof. Interest on the unpaid principal balance hereof shall accrue at the rate of 2.0% per annum from the date of original issuance hereof (the “Issuance Date”) until the same becomes due and payable on the Maturity Date, or such earlier date upon acceleration or by conversion or redemption in accordance with the terms hereof or of the Purchase Agreement. Interest on this Note shall accrue daily commencing on the Issuance Date and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be

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subject to the provisions of Section 1 hereof. Notwithstanding anything contained herein, this Note shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 5(a) at the rate (the “Default Rate”) equal to the lower of 18% per annum or the highest rate permitted by law, until and unless such Event of Default has been cured. Unless otherwise agreed or required by applicable law, payments or conversions hereunder will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.
All payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note or by check mailed to the Holder at its principal office, or at such other address as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. This Note may not be prepaid in whole or in part except as otherwise provided herein or with the Holder’s prior written consent. If any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated September 15, 2013 pursuant to which the Notes originally were issued (the “Purchase Agreement”). For purposes hereof the following terms shall have the meanings ascribed to them below:

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary consistently fails to pay, or publicly states that it is unable to pay or is unable to pay, its debts as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing. For purposes of this definition, Schneider Power Inc. and its wholly-owned subsidiaries will not be treated as subsidiaries of the Company unless any such entity has continuing operations as a subsidiary of the Company and such operations are in a different line of business than such entity’s operations as of the date hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.
“Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of the Company prior to such event cease to own 50% or more of the voting power, or corresponding voting equity interests, of the surviving entity after such event, (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined

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in Rule 405 under the Act), but excluding Holder together with its affiliates and associates, beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 35% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) the Company enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.
“Conversion Price” shall equal $2.3824 (which Conversion Price shall be subject to adjustment as set forth herein).
“Indebtedness” of any person or entity means (a) all obligations evidenced by notes, bonds, debentures or similar instruments, including without limitation obligations so evidenced incurred in connection with the acquisition of property, assets or businesses and (b) all contingent obligations or guarantees in respect of the foregoing.
“Lien” means a lien, charge, security interest, mortgage, encumbrance, pledge or hypothecation.
“Permitted Indebtedness” means any Indebtedness of the Company or any subsidiary (a) evidenced by any of the Notes; (b) consisting of a lease or similar obligation relating to equipment classified as a “capital lease” in accordance with generally accepted accounting principles in the United States; or (c) that is unsecured, is made expressly subordinate in right of payment to the indebtedness evidenced by the Notes pursuant to a written subordination agreement that is reasonably acceptable to the Holders of a majority of the outstanding principal and accrued and unpaid interest of the Notes, and does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium thereon (if any) until at least 91 days after the Maturity Date.
“Permitted Liens” means any Lien (a) incurred pursuant to the Company’s credit facility with Bridge Bank, National Association in effect on the date hereof and any extension, refinancing and renewal thereof provided by a commercial lender, (b) upon or in any property or equipment acquired or held by the Company or any of its subsidiaries to secure the purchase price of such property or equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such property or equipment, (c) existing on property or equipment acquired or held by the Company at the time of its acquisition, provided that the Lien is confined solely to the property or equipment so acquired and improvements thereon and the proceeds of such property or equipment to the extent of such indebtedness, or (d) disclosed on Schedule A hereto.
“Principal Amount” shall refer to the sum of (i) the original principal amount of this Note and (ii) all accrued but unpaid interest hereunder.
“Principal Market” shall mean the Nasdaq Stock Market or such other principal market or exchange on which the Common Stock is then listed for trading.
“Trading Day” shall mean a day on which there is trading on the Principal Market.
“Transaction Documents” means the Purchase Agreement, the Notes, the Warrants, the Security Agreement and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith.
“Underlying Shares” means the shares of Common Stock into which the Notes are convertible (including interest or principal payments in Common Stock as set forth herein) in accordance with the terms hereof and the Purchase Agreement.
The following terms and conditions shall apply to this Note:

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Section 1.    Payments.
(a)    Interest Payments. Subject to the terms hereof, on the Maturity Date and in connection with each conversion pursuant to Section 4(a), the Company shall, at the Company’s option, either (i) pay in cash all interest accrued to date on the outstanding Principal Amount (the “Interest Amount”) or (ii) issue shares of Common Stock in satisfaction of such Interest Amount in accordance with the terms hereof. The Company shall deliver to all the holders of Notes a written irrevocable notice (each and “Interest Payment Election Notice”) electing to pay such Interest Amount in cash or Common Stock or a combination of both. The Interest Payment Election Notice shall be delivered at least ten (10) Trading Days prior to the Maturity Date or within one Trading Day after the delivery of the Conversion Notice to the Company (as applicable). If the Interest Payment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the Interest Amount shall be paid in Common Stock. If the Company elects to pay the Interest Amount in shares of Common Stock, the number of such shares to be issued shall be the number determined by dividing (x) the Interest Amount due or to be converted (as applicable), by (y) the then-applicable Conversion Price. Such shares shall be issued and delivered within three Trading Days following the Maturity Date of the date on which the conversion is to be effected in accordance with the applicable Conversion Notice.
(b)    No Deduction, Withholding or Offset. Any payment by the Company to the Holder hereunder, whether for principal, interest or otherwise, shall not be subject to any deduction, withholding or offset for any reason whatsoever except to the extent required by law, and the Company represents that to its best knowledge no deduction, withholding or offset is so required for any tax or any other reason.
Section 2.    Put Right.
(a)    Put Right. During the 30-day period beginning on the three-year anniversary of the Closing Date, and upon notice provided by the Holders of a majority of the outstanding principal amount of the Notes during such period, the Company shall redeem the Notes in whole, and each Holder shall be obligated to surrender the Note in whole, at a redemption price equal to 100% of the outstanding principal amount of such Note being redeemed, together with any accrued but unpaid interest thereon to the redemption date. The Holders of a majority of the outstanding principal amount of the Notes shall effect such request for redemption under this Section 2 by giving notice by mail, first-class postage prepaid, to the Company of the intent to exercise the Holder’s right to require redemption and the date fixed for redemption (which shall be within 90-days of delivery of the redemption notice pursuant to this Section 2(a)). On or after the date fixed for redemption by the Holders, each Holder of Notes shall surrender his, her or its certificates evidencing all Notes to be redeemed to the Company at its principal executive offices and shall thereupon be entitled to receive payment of the redemption price for the Notes redeemed within 90-days of delivery of the redemption notice provided pursuant to this Section 2(a).
(b)    Conversion Prior to Redemption. Notwithstanding anything to the contrary in this Section 2, any Notes included in a redemption notice pursuant to Section 2(a) shall continue to be convertible in accordance with Section 4 after the notice of redemption and prior to the date fixed for redemption by delivery to the Company from such Holder of a notice of intent to convert to the Company prior to the date fixed for redemption.
Section 3.    Senior Debt; Secured Obligations. So long as this Note remains outstanding, the Company shall not, and shall not permit any subsidiary (whether or not a subsidiary on the Closing Date) other than Schneider Power Inc. and its wholly-owned subsidiaries to, directly or indirectly:
(a)    Other than Permitted Indebtedness, issue, enter into, create, incur or assume any Indebtedness; or

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(b)    Other than Permitted Liens, enter into, create, incur, assume or suffer or permit to exist any Liens on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.
The obligations of the Company due under this Note and the other Transaction Documents are secured by, among other things, that certain Security Agreement of even date herewith executed by the Company in favor of Kevin Douglas, in his capacity as collateral agent for himself and other Purchasers party to the Purchase Agreement, as amended, restated, supplemented or otherwise modified from time to time.
Section 4.    Conversion.
(a)    Conversion Right. Subject to the terms hereof, the Holder shall have the right, at such Holder’s option, at any time and from time to time, to convert the outstanding Principal Amount under this Note in whole or in part by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be delivered in the manner for providing notices to the Company provided for in the Purchase Agreement.
(b)    Common Stock Issuance upon Conversion.
(i)    Conversion Date Procedures. Upon conversion of this Note pursuant to Section 4(a), the outstanding Principal Amount hereunder shall be converted into such number of shares of Common Stock as is determined by dividing (x) the Principal Amount elected to be converted, by (y) the then-applicable Conversion Price. The date of any Conversion Notice is referred to herein as the “Conversion Date”. If the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice and has delivered this Note to the Company, the Company shall promptly deliver to the Holder (but no later than five Trading Days after the Conversion Date) a Note for such outstanding Principal Amount as has not been converted if this Note has been tendered to the Company for partial conversion. The Holder shall not be required to physically surrender this Note to the Company upon any conversion or hereunder unless the full outstanding Principal Amount represented by this Note is being converted or repaid. The Company shall maintain accurate records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments.
(ii)    Stock Certificates or DWAC. The Company will deliver to the Holder not later than three Trading Days after the Conversion Date, a certificate or certificates (which shall be free of restrictive legends and trading restrictions if a Registration Statement has been declared effective covering such shares or such shares may be resold pursuant to Rule 144 under the Securities Act), representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) prime broker with DTC through its Deposit Withdrawal at Custodian system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the Holder by the third Trading Day after the Conversion Date, the Holder, in addition to any other remedy the Holder may have at law or in equity, shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion.
(iii)    Restricted Shares. The Holder understands that the shares of Common Stock issuable upon conversion of this Note will be “restricted securities” within the meaning of Rule 144 under

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the 1933 Act and may not be sold, pledged, assigned or transferred and must be held indefinitely in the absence of (i) an effective registration statement under the 1933 Act and applicable state securities laws with respect thereto or (ii) an opinion of counsel satisfactory to the Company that such registration is not required. The certificates for the Common Stock issuable upon conversion of this Note shall bear the following or similar legend (in addition to such other restrictive legends as are required or deemed advisable under any applicable law or any other agreement to which the Company is a party):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
The Holder consents to the Company making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth and described herein. Notwithstanding the foregoing, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Shares are registered for resale under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), (iii) such Shares are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Commission).
(iv)    Limitation on Conversion. Notwithstanding anything herein to the contrary, the Holder shall not attempt to convert any portion of this Note and the Company shall not issue to the Holder any shares of Common Stock upon attempted conversion of this Note, to the extent, after giving effect to such issuance, the Holder (together with the Holder's affiliates and associates), would (i) beneficially own in excess of 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (the “Maximum Aggregate Ownership Amount”) or (ii) control in excess of 19.99% of the total voting power of the Company's securities outstanding immediately after giving effect to such issuance that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”), unless and until the Company obtains stockholder approval permitting such issuance in accordance with applicable rules of the NASDAQ Capital Market (or any other applicable national securities exchange) (“Stockholder Approval”). For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company, or (z) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Purchaser, the Company shall within two business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. If on any attempted conversion of this Note the resulting issuance of Shares would result in the Holder exceeding the Maximum Aggregate Ownership

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Amount or the Maximum Aggregate Voting Amount and the Company shall not have previously obtained Stockholder Approval at the time of conversion, then the Company shall only issue to the Holder such number of Shares as may be issued below the Maximum Aggregate Ownership Amount or Maximum Aggregate Voting Amount, as the case may be.
(c)    Conversion Price Adjustments.
(i)    Stock Dividends, Splits and Combinations. If the Company, at any time while the Notes are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, or (C) combine as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 3(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
(ii)    Reorganizations. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another person, or the sale of all or substantially all of the Company’s assets to another person shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Note and in lieu of the shares of the Common Stock of the Company immediately theretofore receivable upon conversion hereof, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon conversion hereof had such reorganization, reclassification, consolidation, merger or sale not taken place.
(iii)    Rounding of Adjustments. All calculations under this Section 4 or Section 1 shall be made to the nearest 4 decimal places or the nearest 1/100th of a share, as the case may be.
(iv)    Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant hereto, the Company shall promptly deliver to each holder of the Notes, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.
(v)    Change in Control Transactions. In case of any Change in Control Transaction, the Holder shall have the right thereafter to, at its option, (A) convert this Note, in whole or in part in accordance with the terms hereof, into the shares of stock and other securities, cash or property receivable upon or deemed to be held by holders of Common Stock following such Change in Control Transaction, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as the Holder would have been entitled with respect to the Underlying Shares immediately prior to such Change in Control Transaction, or (B) require the Company or its successor to redeem this Note, in whole or in part, at a redemption price equal to the outstanding Principal Amount being redeemed. The terms of any such Change in Control Transaction shall include such terms so as to continue to give to the Holders the right to receive the amount of securities, cash or property upon any conversion or redemption following such Change in Control Transaction to which a holder of the Underlying Shares would have been entitled in such Change in Control Transaction.

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(vi)    Notice of Certain Events. If:
A.    the Company shall declare a dividend (or any other distribution) on its Common Stock;
B.    the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;
C.    the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;
D.    the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or
E.    the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;
then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company’s stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.
(vii)    Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (“Purchase Rights”), then the Holder will be entitled to acquire, upon conversion of this Note in accordance with its terms, a portion of the aggregate Purchase Rights which the Holder would have acquired if the Holder had held all Underlying Shares immediately before the date on which a record is taken to determine holders of the Common Stock for the grant, issue or sale of such Purchase Rights. Such portion will be determined based on the Principal Amount converted on the applicable Conversion Date in accordance the terms hereof relative to aggregate Principal Amount on the Conversion Date.
(d)    Reservation and Issuance of Underlying Securities. The Company will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Notes, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable upon the conversion of this Note hereunder in Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, and nonassessable.
(e)    No Fractions. Upon a conversion hereunder the Company shall not be required to issue fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of

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any final fraction of a share based on the closing price of a share of Common Stock on the applicable Conversion Date; provided that, if at any time the Common Stock is not traded on a securities exchange or an automated quotation system or in the over-the-counter market, the cash payment provided for by this Section 4(e) will be based on the fair market value of a share of Common Stock as determined in good faith by the Company’s board of directors and the fractional share not required to be issued pursuant to the foregoing. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
(f)    Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Note (including repayment in stock) shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.
(g)    Cancellation. After all of the Principal Amount have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.
(h)    Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder to the Company hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered in the manner provided for in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered at the times provided for in the Purchase Agreement.
Section 5.    Defaults and Remedies.
(a)    Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder which default continues for more than five Business Days after the due date thereof; (ii) a default in the timely issuance of Underlying Shares upon and in accordance with terms hereof, which default continues for five Business Days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the fifth day following the Conversion Date; (iii) failure by the Company for five Business Days after written notice has been received by the Company to comply with any material provision of any of the Transaction Documents; (iv) a material breach by the Company of its representations or warranties in the Transaction Documents; (v) if at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (vi) if at any time the Common Stock shall not be listed or quoted for trading on the Nasdaq Stock Market, the New York Stock Exchange or the NYSE MKT; (vii) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in excess of $50,000 or for money borrowed the repayment of which is guaranteed by the Company for in excess of $50,000, whether such indebtedness or guarantee now exists or shall be created hereafter (and which indebtedness or guarantee, for the avoidance of doubt, does not include the Company’s trade payables); or (viii) if the Company is subject to any Bankruptcy Event.

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(b)    Remedies. If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may (a) declare all of the then outstanding Principal Amount of this Note to be due and payable immediately, except that in the case of an Event of Default arising from events described in clause (viii) of Section 5(a), this Note shall become due and payable without further action or notice and (b) exercise any and all rights and remedies available to it under applicable law or the Transaction Documents. The remedies under this Note, the Transaction Documents and applicable law shall be cumulative. Notwithstanding anything contained in this Note to the contrary, upon the occurrence of an Event of Default under no circumstances shall the Company be obligated to pay the Holder a cash payment for the “deemed” value of the conversion right.
Section 6.    General.
(a)    Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.
(b)    Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.
(c)    Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.
(d)    Assignment, Etc. The Holder may assign or transfer this Note to any transferee only with the prior written consent of the Company, which may not be unreasonably withheld or delayed, provided that (i) the Holder may assign or transfer this Note to any of such Holder’s affiliates without the consent of the Company and (ii) upon any Event of Default, the Holder may assign or transfer this Note without the consent of the Company. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.
(e)    No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.
(f)    Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
(g)    Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note

Convertible Note        Page 10

has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.
(h)    Waivers of Demand, etc. The Company hereby waives demand, presentment, notice of dishonor or nonpayment, protest and notice of protest and acceptance of partial payments, whether before, at, or after the Maturity Date, all which may be made without notice to the Company and without affecting its liability to the Holder.
dms.us.52812493.02
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the day and in the year first above written.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:/s/ Brad Timon
Name: Brad Timon
Title: Chief Financial Officer

Convertible Note        Signature Page

EXHIBIT A
FORM OF CONVERSION NOTICE
(To be executed by the Holder in order to convert a Note)

Re:    Note (this “Note”) issued by QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. to on or about [__________], 2013 in the original principal amount of $___________].
The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.02 par value per share (the “Common Stock”), of QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the name of such person is indicated below and the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.
Conversion Information:

Date to Effect Conversion:
Aggregate Principal Amount of Note Being Converted:
Applicable Conversion Price:
Beneficial Ownership % Immediately Prior to Conversion: ___________________________
Beneficial Ownership % After Conversion:_____________________
Signature:
Name:
Name of Person to whom shares should be delivered (if different from the signatory):

Address to which shares should be delivered or account and DTC participation information for DWAC:

_______________________________________________________________________

_______________________________________________________________________

_______________________________________________________________________

_______________________________________________________________________

Convertible Note         Conversion Notice

SCHEDULE A
PERMITTED LIENS

i.	Rights of lessors’ on computer equipment and peripherals and other nonmaterial assets

ii.
General Motors Holdings, LLC – licensing rights, option to purchase assets and lien on certain assets related to the CNG Program, as defined in that certain First Amendment to Agreement in Support Development Agreement and Access and Security Agreement dated December 21, 2011 ( the “GM First Amendment”), located at or about the Lake Forest facility which are necessary for production of the CNG Component Parts, as defined in the GM First Amendment, wherever located, including Equipment, Contract Rights and General Intangibles (other than deposit accounts, insurance refunds, tax refund claims and related cash and cash equivalents), but specifically excluding any Accounts, Inventory, Documents, Instruments, Chattel Paper, Intellectual Property and Proceeds of such excluded items and Proceeds of General Intangibles.

iii.	Rights of Braden Court Associates under that certain Standard Commercial/Multi-Tenant Lease Agreement with an effective date of April 1, 2009, as amended.

iv.
Option rights held by Fisker Automotive to purchase all tooling used by Grantor in connection with the Fisker Karma program as set forth in Section 16 of Fisker Automotive’s General Terms and Conditions of Sale.

v.
Rights of Fisker Automotive to Quantum’s software related to the Q Drive system used in the Fisker Karma vehicle pursuant to the terms of that certain Powertrain Development Agreement, dated January 25, 2008, that certain Master Supply Agreement, dated November 8, 2010, and that certain Third Party Escrow Service Agreement, with an effective date of February 2, 2011.

vi.
Restrictions on the transfer, sale and pledge of the shares of Fisker Automotive owned by Grantor pursuant to the terms of that certain Fisker Automotive Amended and Restated Stockholder Agreement, and the option and other rights of Fisker Automotive and its other shareholders pursuant to the terms of such Amended and Restated Stockholder Agreement.

Convertible Note         Schedule A